Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS SA COMPLETES THE ACQUISITION OF ITS

FUTURE HEADQUARTERS IN PARIS

New York, New York, April 12, 2021: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that its majority owned Paris-based subsidiary, Interparfums SA, has completed the acquisition of its future headquarters at 10 rue de Solférino in the 7th arrondissement of Paris from the property developer, Apsys. This is an office complex combining three buildings connected by two inner courtyards, a large part of which was the French Socialist Party’s former headquarters, which consists of approximately 40,000 total sq. ft.

This new headquarters will make it possible in spring 2022 to house all teams at a single site, contribute to a new more flexible and convivial work organization, and provide a showcase of excellence for all the company’s partners.

The €125 million (approximately $149 million) purchase price for this building, is in line with market values, includes the complete renovation of the site and is financed by a 10-year €120 million (approximately $143 million) bank loan to take advantage of low current interest rates.

Spearheaded by the architectural firm Jean-Paul Viguier & Associés, this redevelopment project combines state-of-the-art restoration with a high level of comfort and performance in terms of energy, temperature control, acoustics and domotics, reflecting a demanding environmental strategy for obtaining BREEAM (1) and HQE (2) certifications.

Philippe Benacin and Jean Madar, the co-founders of Interparfums commented: “This purchase is an exceptional opportunity. These new headquarters will allow us to pursue our development within an incomparable setting at a prestigious address that perfectly fits our brand portfolio.”

Fabrice Bansay, Apsys Group CEO added: “Our vision for the “10 Solférino” property was to create a showcase for new working practices celebrating collective intelligence, fostering the quality of working life and ensuring a very high level of performance and comfort. I am very happy that Interparfums SA, a very exceptional French company, has chosen this address as its home.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

About Apsys:

For 25 years, Apsys has been contributing to the vitality and vibrancy of urban ecosystems with passion by designing, building and enhancing iconic locations and mixed-use projects. Its noteworthy achievements include the Beaugrenelle shopping mall (driving the metamorphosis of Paris’ Front de Seine district), Muse (creation of a new mixed-use urban hub in Metz) or Steel (redevelopment of the main point of entry to Saint-Etienne) and under development, Bordeaux Saint-Jean (creation of an ideal urban district), Neyrpic (transformation of a brownfield into a vibrant hub of social life and exchange), and Dix Solférino (redevelopment of the historic headquarters of the French Socialist party). For more information: www.apsysgroup.com.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2020, and the additional reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

Contacts Apsys :

Agence Shan

Laetitia Baudon-Civet

Directeur conseil

apsys@shan.fr

+ 33 6 16 39 76 88